News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2012 RESULTS

Philadelphia, PA - October 17, 2012. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2012.

Third Quarter Highlights

•	Income per diluted share $2.20; Before Certain Items $1.00

•	Global beverage can volumes up 5%

•	Beverage can production begins at new plant in Heshan, China

Net sales in the third quarter were $2,302 million compared to $2,423 million in the third quarter of 2011 and reflect a decrease of $106 million due to unfavorable currency translation.

Third quarter gross profit was $369 million compared to $396 million in the 2011 third quarter, reflecting $16 million of unfavorable foreign currency translation.

Selling and administrative expense decreased to $92 million in the third quarter compared to $96 million in the prior year third quarter including a $4 million reduction due to foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $277 million in the third quarter compared to $300 million in the third quarter of 2011 including $12 million of unfavorable foreign currency translation. Segment income was 12.0% of net sales compared to 12.4% in the third quarter of 2011.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased with the Company's overall operating performance and financial results in light of the continuing sluggish economic conditions and unfavorable weather in many of our markets. The Company continued to benefit from the strength of the developing markets in which we prudently expanded over the last several years, the diversification of our product offerings and geographic footprint and our constant focus on cost containment.

“Globally, beverage can volumes were up 5% in the quarter with the Americas, Europe and Asia all contributing to the growth. From the beginning of 2011, we have commercialized ten new production lines including six new plant startups across Asia, Brazil and Europe. This includes our new plant in Heshan, China which commenced commercial beverage can production in the third quarter on plan and on budget. When fully operational, these facilities have combined annual production capacity of 8.6 billion beverage cans, all to meet expected demand,” Mr. Conway said.

“Over the next twelve months we expect to commercialize another 3.6 billion in annual beverage can production capabilities in still growing markets in Cambodia, China, Malaysia, Thailand and Vietnam. Consistent with our prudent approach to investing capital, we have indefinitely postponed plans to build new plants in Nanning and Xinxiang, China,” Mr. Conway continued.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Interest expense in the third quarter was $57 million compared to $58 million in the third quarter of 2011. The decrease includes $2 million of foreign currency translation.

During the third quarter the Company recorded a net tax benefit of $169 million ($1.14 per diluted share) in connection with the recognition of U.S. foreign tax credits that will become available to the Company as it executes cash repatriation and tax planning strategies. The benefit of $169 million is net of estimated tax that will be owed on the repatriated earnings and is expected to be used to reduce future U.S. federal tax payments.

Net income attributable to Crown Holdings in the third quarter rose to $325 million over the $129 million in the third quarter last year. Income per diluted share increased to $2.20 in the third quarter compared to $0.84 in the third quarter of 2011. Net income per diluted share before certain items was $1.00 in 2012 compared to $1.01 in 2011.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

On August 14, 2012, the Company announced that it had entered into a definitive agreement to purchase shares of its common stock under an accelerated share repurchase program. As noted at that time, 5,016,190 shares were initially purchased under the agreement for $200 million. The final number of shares to be repurchased will be based on Crown's volume-weighted average stock price during the term of the transaction, which is expected to be completed in November of 2012.

Nine Month Results
Net sales for the first nine months of 2012 were $6,433 million compared to $6,586 million in the first nine months of 2011, reflecting $243 million of unfavorable foreign currency translation offset by increased global sales unit volumes.

Gross profit for the nine month period was $996 million compared to $1,059 million in the first nine months of 2011 and includes inventory holdings gains that did not recur in 2012 and $33 million of unfavorable foreign currency translation.

Selling and administrative expense for the nine month period was $288 million compared to $298 million for the same 2011 period reflecting a decrease of $10 million from foreign currency translation.

Segment income in the first nine months of 2012 was $708 million compared to $761 million in the first nine months of 2011. The decrease in 2012 was primarily due to 2011 inventory holding gains not recurring in 2012 and $23 million of unfavorable foreign currency translation.

Interest expense for the first nine months of 2012 was $170 million compared to $174 million in the same period of 2011 reflecting a $4 million decrease from foreign currency translation.

Net income attributable to Crown Holdings for the first nine months of 2012 was $528 million compared to $274 million in the first nine months of 2011. Income per diluted share for the first nine months of 2012 was $3.53 compared to $1.77 in the first nine months of last year. Net income per diluted share before certain items was $2.30 compared to $2.32 in 2011.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income per diluted share before certain items does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income per diluted share before certain items can be used to evaluate the Company's operations. Segment income, free cash flow, net income before certain items and income per diluted share before certain items are derived from the Company's Consolidated Statements of Operations and Cash Flows, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income per diluted share before certain items can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 18, 2012 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company's web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 25. The telephone numbers for the replay are (203) 369-1081 or toll free (866) 442-2103.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the level of future customer demand for the Company's products in developing and developed markets, the Company's ability to use foreign tax credits to reduce future U.S. federal tax payments, the Company's ability to successfully commercialize new production capacity in Cambodia, China, Malaysia, Thailand and Vietnam, to conservatively and effectively deploy capital in the Company's developing market expansion program and to perform in challenging economic conditions that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2011 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Thomas A. Kelly, Senior Vice President - Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$2,302	$2,423	$6,433	$6,586
Cost of products sold	1,887	1,980	5,304	5,395
Depreciation and amortization	46	47	133	132
Gross profit (1)	369	396	996	1,059
Selling and administrative expense	92	96	288	298
Provision for restructuring	7	2	10	27
Asset impairments and sales	(14)	(2)	(24)	(2)
Loss from early extinguishment of debt	—	—	—	32
Interest expense	57	58	170	174
Interest income	(2)	(2)	(5)	(8)
Translation and foreign exchange adjustments	(2)	(1)	(4)	—
Income before income taxes	231	245	561	538
Provision for/(benefit from) income taxes	(111)	87	(28)	182
Equity earnings	2	1	2	1
Net income	344	159	591	357
Net income attributable to noncontrolling interests	(19)	(30)	(63)	(83)
Net income attributable to Crown Holdings	$325	$129	$528	$274
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$2.23	$0.86	$3.59	$1.80
Diluted	$2.20	$0.84	$3.53	$1.77

Weighted average common shares outstanding:
Basic	145,473,722	150,138,644	147,084,204	152,347,988
Diluted	147,808,232	152,680,719	149,439,269	155,069,413
Actual common shares outstanding	144,056,850	151,154,989	144,056,050	151,154,989

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and nine months ended September 30, 2012 and 2011 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross profit	$369	$396	$996	$1,059
Selling and administrative expense	92	96	288	298
Segment income	$277	$300	$708	$761

Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2012	2011	2012	2011

Americas Beverage	$574	$594	$1,701	$1,697
North America Food	259	271	672	676
European Beverage	451	451	1,285	1,291
European Food	547	623	1,383	1,554
European Specialty Packaging	102	122	289	341
Total reportable segments	1,933	2,061	5,330	5,559
Non-reportable segments	369	362	1,103	1,027
Total net sales	$2,302	$2,423	$6,433	$6,586

Segment Income

Americas Beverage	$82	$77	$229	$217
North America Food	44	49	117	115
European Beverage	68	61	174	176
European Food	64	87	151	202
European Specialty Packaging	9	11	20	30
Total reportable segments	267	285	691	740
Non-reportable segments	59	62	166	174
Corporate and other unallocated items	(49)	(47)	(149)	(153)
Total segment income	$277	$300	$708	$761

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income attributable to Crown Holdings, as reported	$325	$129	$528	$274
Items, net of tax:
Provision for restructuring (1)	5	2	7	26
Asset impairments and sales (2)	(13)	(2)	(23)	(2)
Loss from early extinguishment of debt (3)	—	—	—	20
Income taxes (4)	(169)	25	(169)	42
Net income before the above items	$148	$154	$343	$360

Income per diluted common share as reported	$2.20	$0.84	$3.53	$1.77
Income per diluted common share before the above items	$1.00	$1.01	$2.30	$2.32

Effective tax rate as reported	(48.1)%	35.5%	(5.0)%	33.8%
Effective tax rate before the above items	25.4%	25.3%	25.8%	25.7%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company's ongoing business.

(1)
In the third quarter and first nine months of 2012, the Company recorded restructuring charges of $7 million ($5 million, net of tax and noncontrolling interests, or $0.03 per diluted share) and $10 million ($7 million, net of tax and noncontrolling interests, or $0.05 per diluted share) for actions in the Americas and Europe. In the third quarter and first nine months of 2011, the Company recorded restructuring charges of $2 million ($2 million, net of tax, or $0.01 per diluted share) and $27 million ($26 million, net of tax, or $0.16 per diluted share) primarily related to the relocation of its European Division headquarters from France to Switzerland.

(2)
In the third quarter and first nine months of 2012, the Company recorded gains on asset sales of $14 million ($13 million, net of tax, or $0.09 per diluted share) and $24 million ($23 million, net of tax, or $0.15 per diluted share) primarily related to insurance proceeds received for property damage incurred in the 2011 flooding in Thailand. In the third quarter of 2011, the Company recorded net gains of $2 million ($2 million, net of tax, or $0.01 per diluted share) for asset sales and impairments.

(3)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015. In the second quarter of 2011, the Company recorded a loss of $2 million ($1 million, net of tax, or $0.01 per diluted share) primarily in connection with the redemption of its first priority senior secured notes due September 2011.

(4)
In the third quarter of 2012, the Company recorded a net income tax benefit of $169 million ($1.14 per diluted share for the quarter, $1.13 for the nine months ) primarily related to the recognition of U.S. foreign tax credits. In the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters. In the third quarter of 2011, the Company recorded a tax charge of $25 million ($0.17 per diluted share) in connection with a tax law change in France that limits the amount of tax loss carryforwards a company can use in any year.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2012	2011
Assets
Current assets
Cash and cash equivalents	$240	$479
Receivables, net	1,397	1,317
Inventories	1,207	1,339
Prepaid expenses and other current assets	209	170
Total current assets	3,053	3,305

Goodwill	1,976	1,977
Property, plant and equipment, net	1,845	1,710
Other non-current assets	736	607
Total	$7,610	$7,599

Liabilities and equity
Current liabilities
Short-term debt	$297	$295
Current maturities of long-term debt	104	66
Accounts payable and accrued liabilities	1,975	2,021
Total current liabilities	2,376	2,382

Long-term debt, excluding current maturities	3,596	3,396
Other non-current liabilities	1,411	1,641

Noncontrolling interests	252	280
Crown Holdings shareholders' deficit	(25)	(100)
Total equity	227	180
Total	$7,610	$7,599

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2012	2011

Cash flows from operating activities
Net income	$591	$357
Depreciation and amortization	133	132
Provision for restructuring	10	27
Asset impairments and sales	(24)	(2)
Pension expense	73	74
Pension contributions	(84)	(56)
Stock-based compensation	15	15
Working capital changes	(664)	(769)
Deferred taxes and other	(167)	88
Net cash used for operating activities (A)	(117)	(134)

Cash flows from investing activities
Capital expenditures	(214)	(273)
Insurance proceeds	33	—
Proceeds from sale of assets	3	25
Other	(27)	—
Net cash used for investing activities	(205)	(248)

Cash flows from financing activities
Net change in debt (1)	474	716
Purchase of noncontrolling interests	—	(48)
Common stock repurchased	(207)	(212)
Dividends paid to noncontrolling interests	(50)	(60)
Other, net	1	3
Net cash provided by financing activities	218	399

Effect of exchange rate changes on cash and cash equivalents	2	(1)

Net change in cash and cash equivalents	(102)	16
Cash and cash equivalents at January 1	342	463

Cash and cash equivalents at September 30	$240	$479

(A)Free cash flow is defined by the Company as net cash provided by/(used for) operating activities less capital expenditures. A reconciliation from net cash provided by/(used for) used for operating activities to free cash flow for the three and nine months ended September 30, 2012 and 2011 follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net cash provided by/(used for) operating activities	$99	$113	$(117)	$(134)
Premiums paid to retire debt early	—	—	—	27
Adjusted net cash provided by/(used for) operating activities	99	113	(117)	(107)
Capital expenditures	(75)	(89)	(214)	(273)
Insurance proceeds from Thailand flooding	10		33
Free cash flow	$34	$24	$(298)	$(380)